                           SCHEDULE 14(a) INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement               [ ]  Confidential for use of the Commission


                                               only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            JDA SOFTWARE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            JDA SOFTWARE GROUP, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth in the amount on which the filing fee is calculated and state how it was determined).

--------------------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5)  Total Fee paid

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3)  Filing Party:

        ------------------------------------------------------------------------

     4)  Date Filed:

        ------------------------------------------------------------------------

                            JDA SOFTWARE GROUP, INC.
                    11811 NORTH TATUM BOULEVARD, SUITE 2000
                             PHOENIX, ARIZONA 85028

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 11, 1998

To The Stockholders:

     The 1998 Annual Meeting of Stockholders of JDA Software Group, Inc. (the "Company") will be held on Thursday, June 11, 1998, at 10:00 a.m., Phoenix, Arizona time, at the Scottsdale Plaza Resort at 7200 North Scottsdale Road, Scottsdale, Arizona 85253, for the following purposes:

     1. To elect one Class II director to serve a three-year term on the Company's Board of Directors.

     2. To amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 18,000,000 to 50,000,000.


     3. To approve an increase in the number of common shares authorized for issuance under the 1996 Stock Option Plan from 1,250,000 to 3,000,000, provided that Proposal No. 2 is approved.



     4. To approve adoption of the 1998 Employee Stock Purchase Plan which provides for the issuance of up to 300,000 shares of common stock to employees of the Company, provided that Proposal No. 2 is approved.


     5. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 31, 1998.

     6. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 24, 1998 are entitled to notice of, and to vote at the 1998 Annual Meeting of Stockholders and any adjournments thereof. A Stockholder may only vote at the meeting if the holder is present or represented by proxy. A copy of the Company's 1997 Annual Report to Stockholders, which includes certified financial statements, is enclosed. Management cordially invites you to attend the 1998 Annual Meeting of Stockholders.

                                          By order of the Board of Directors

                                          /s/ Kristen L. Magnuson

                                          Kristen L. Magnuson
                                          Secretary

Phoenix, Arizona
April 27, 1998

     IMPORTANT: STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES.

                                PROXY STATEMENT

                            JDA SOFTWARE GROUP, INC.
                    11811 NORTH TATUM BOULEVARD, SUITE 2000
                             PHOENIX, ARIZONA 85028

SOLICITATION AND VOTING OF PROXIES


     The accompanying proxy is solicited by the Board of Directors of JDA Software Group, Inc., a Delaware corporation ("JDA" or the "Company"), for use at the 1998 Annual Meeting of Stockholders to be held on Thursday, June 11, 1998, at 10:00 a.m., Phoenix, Arizona time (the "Annual Meeting"), or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials and the Annual Report to Shareholders for the year ended December 31, 1997, were first mailed on or about April 28, 1998, to stockholders of record at the close of business on April 24, 1998 (the "Record Date"). The Company had 13,321,591 shares of common stock outstanding, par value $.01 per share ("Common Stock"), as of the close of business on the Record Date. Only stockholders of record on the Record Date will be entitled to vote at the Annual Meeting. The holders of a majority of the issued and outstanding Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting.


     Each stockholder is entitled to one (1) vote per share on the proposals presented in this Proxy Statement, as well as on all other matters that may be properly considered at the Annual Meeting. All valid proxies received prior to the Annual Meeting will be voted in accordance with the specifications or directions indicated on the proxy. A stockholder giving the enclosed proxy has the power to revoke it at any time prior to the time it is voted, by either (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending written notice of revocation to the Secretary of the Company at 11811 North Tatum Boulevard, Suite 2000, Phoenix, Arizona 85028. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted for purposes of determining a quorum, but will not be counted for any purpose in determining whether a matter has been approved.

     The Company may retain an outside firm to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. The cost of soliciting proxies will be borne by the Company, and is not expected to exceed $7,000. The Company will request banks, brokers and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons, and will reimburse them for their reasonable, out-of-pocket costs. In addition to soliciting stockholders by mail, proxies may be solicited the Company's officers and directors by personal interview, telephone, or facsimile without additional compensation.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTOR


     The Company has a classified Board of Directors consisting of two Class I Directors, (William C. Keiper and Brent W. Lippman), one Class II Director (Kurt
R. Jaggers), and two Class III Directors (James D. Armstrong and Frederick M. Pakis), who will serve until the annual meetings of stockholders to be held in 2000, 1998 and 1999, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, Directors are elected for a term of three years to succeed those Directors whose terms expire on the annual meeting dates.


     The term of the Class II Director will expire on the date of the upcoming annual meeting. One person is to be elected to serve as a Class II Director of the Board of Directors at that meeting. Management's nominee for election by the stockholders to the position is Kurt R. Jaggers. If elected, the nominee will serve as a Director until the Company's annual meeting of stockholders in 2001, and until his successor is elected and qualified. If the nominee declines to serve or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for a substitute nominee by the Board of Directors.

     If a quorum is present and voting, the nominee for Class II Director receiving the highest number of votes will be elected. Abstentions will have no effect on the vote.

INFORMATION CONCERNING DIRECTORS AND NOMINEE

     Information concerning the names, ages, terms, positions and offices held with the Company, and business experience of the Company's current directors is set forth below:


                                                                                              TERM
               NAME                  AGE                   TITLE                    CLASS    EXPIRES
               ----                  ---                   -----                    -----    -------
Kurt R. Jaggers(1).................  39     Director                                 II       1998
James D. Armstrong.................  47     Co-Chairman                             III       1999
Frederick M. Pakis.................  44     Co-Chairman                             III       1999
William C. Keiper(1)...............  47     Director                                 I        2000
Brent W. Lippman...................  41     Director and Chief Executive Officer     I        2000


---------------
(1) Member of the Audit and Compensation Committee

     Kurt R. Jaggers has served as a director of the Company since March 1995. Mr. Jaggers has served as a Managing Director of TA Associates, an equity investment firm since January 1997. He has also served as a Principal for TA Associates from 1993 to 1997, and in various advisory capacities with that firm from 1990 to 1993. Mr. Jaggers attended Stanford University, receiving a Bachelor of Science and Master of Science degree in electrical engineering, and a Master of Business Administration degree.

     James D. Armstrong has been a director of the Company since 1985 and currently serves as Co-Chairman of the Board with Mr. Pakis. Mr. Armstrong co-founded the Company in 1985 and served as its Chief Executive Officer until October 1997. Mr. Armstrong founded JDA Software Services, Ltd., a Canadian software development company, in 1978 and served as its President until 1987. Mr. Armstrong also served as a director of Mark's Work Wearhouse, a publicly held Canadian specialty retailing company from 1985 to 1987. Mr. Armstrong attended Ryerson Polytechnic Institute in Toronto, Ontario.


     FREDERICK M. PAKIS has been a director of the Company since 1985 and currently serves as Co-Chairman of the Board with Mr. Armstrong. Mr. Pakis co-founded the Company in 1985 and served as its President until October 1997. Mr. Pakis served as a Retail Consulting Manager with Touche Ross & Co. from 1981 to 1985, and as Director of Corporate Planning for the Sherwin Williams Company, a home improvement specialty store company from 1976 to 1981. Mr. Pakis has served on the Board of Directors of Advanced Food Systems, Inc., a privately-held food manufacturing and distribution company since October 1997. Mr. Pakis attended the United States Military Academy at West Point, received a Bachelor of Science Degree in

Operations Research from Case Western Reserve University and a Master of Business Administration Degree from the London School of Business, where he studied as a Sloan Fellow.



     William C. Keiper joined the Company as a director on April 22, 1998. Mr. Keiper has served as a Managing Director of Software Equity Group, L.L.C., a software industry mergers, acquisitions and strategic consulting firm based in Phoenix, Arizona, since January 1998. From January 1993 until October 1997, Mr. Keiper served in various positions with Artisoft, Inc., a publicly-held software company that provides local area network, PC communications and computer telephony solutions. Mr. Keiper served as the President and Chief Operating Officer of Artisoft, Inc. from January 1993 until June 1993, Chief Executive Officer from June 1993 until October 1997, and Chairman of the Board from October 1995 until September 1997. From 1986 through January 1993, Mr. Keiper held various positions at MicroAge, Inc., a publicly-held distributor of personal computer hardware and software, including serving as President and Chief Operating Officer.



     Brent W. Lippman serves on the Company's Board of Directors and was promoted to Chief Executive Officer in October 1997. Mr. Lippman previously served as the Company's Chief Operating Officer during 1997, as Senior Vice President of Sales and Marketing during 1996, as Vice President of Marketing from 1991 to 1995, and as Director of Marketing upon joining the Company in 1990. Prior to joining the Company, Mr. Lippman served as a Sales Manager with Sterling Software, Inc., a publicly-held software company, from 1984 to 1990, and as a Senior Systems Consultant for Wang Laboratories from 1983 to 1984. Mr. Lippman received a Bachelor of Science Degree in Operations Research and a Masters of Business Administration Degree from Case Western Reserve University.



     Crawford L. Cole resigned from the Company's Board of Directors effective April 22, 1998.


  Board of Directors' Meetings.

     During the year ended December 31, 1997, the Board of Directors held five meetings and took action by written consent on three occasions. Each director attended all of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served.

     The Company maintains an Audit Committee and a Compensation Committee. The Company does not have a standing Nominating Committee.


     The Audit Committee's function is to review with the Company's independent public accountants and management the annual financial statements and independent public accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent public accountants, approve all professional services performed by the independent public accountants, recommend the retention of the independent public accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. During 1997, the members of the Audit Committee were Mr. Jaggers and Mr. Cole. The Audit Committee held four meetings during the year ended December 31, 1997. Mr. Keiper replaced Mr. Cole on the Audit Committee effective April 22, 1998.



     The Compensation Committee's function is to review and approve salary and bonus levels for senior management and stock option grants. During 1997, the members of the Compensation Committee were Mr. Jaggers and Mr. Cole. The Compensation Committee held four meetings and took action by written consent on four occasions during the year ended December 31, 1997. Mr. Keiper replaced Mr. Cole on the Compensation Committee effective April 22, 1998. For additional information concerning the Compensation Committee, see "Report of the Compensation Committee of the Board of Directors on Executive Compensation" and "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."


                                 PROPOSAL NO. 2
               AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

GENERAL

     The Company's Restated Certificate of Incorporation (the "Certificate") currently authorizes the issuance by the Company of up to 18,000,000 shares of Common Stock $0.01 par value per share, and 2,000,000 shares of Preferred Stock, $1.00 par value per share (the "Preferred Shares"). On January 27, 1998, the Company's Board of Directors authorized an amendment to the Certificate to increase the number of authorized shares of Common Stock to 50,000,000. Delaware law requires approval of the holders of a majority of the Company's outstanding shares entitled to vote at the annual meeting prior to the filing and effectiveness of the amended Certificate.

PURPOSE AND EFFECT OF AMENDMENT

     The principal purpose of the proposed amendment to the Certificate is to provide the Company with increased flexibility to pursue various corporate finance or strategic opportunities for expansion of the Company's business. These opportunities include:

     - future stock dividends or stock splits

     - potential acquisitions of complementary businesses or products through the issuance of authorized but unissued shares of the Company's Common Stock

     - establishing strategic relationships by issuing authorized but unissued shares of the Company's Common Stock in connection with additional business arrangements between the Company and its strategic partners.

     - funding equity compensation programs designed to attract, retain and motivate the Company's management and key personnel.


     - raising of capital through the issuance of Common Stock.



     Although the Company has in the past considered and, management believes, is likely in the future to consider a two-for-one or greater split of the Company's Common Stock, there is currently no specific use planned for the additional authorized shares created by this proposal, other than those described herein.



     In determining to increase the Company's authorized Common Stock from 18,000,000 to 50,000,000, the Board considered the significant extent to which the existing authorized pool of Common Stock was already encumbered. As of March 31, 1998, the allocation of the currently authorized pool of Common Stock adjusted to reflect authorized shares to be reserved pursuant to (i) Proposal No. 3 ("Approval of Amendment to 1996 Stock Option Plan"), (ii) Proposal No. 4 ("Approval of Adoption of 1998 Stock Purchase Plan") and (iii) the Company's proposed public offering of 2.76 million shares of Common Stock, including up to 360,000 shares which the underwriters have the option to purchase to cover over-allotments, if any (as more fully set forth in the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 27, 1998), was as follows:



                                                             ACTUAL       ADJUSTED
                                                           ----------    ----------
Common Stock outstanding.................................  13,318,784    13,318,784
Reserved for future grant or issuance upon exercise of
  outstanding options under 1996 Stock Option Plan.......   1,132,163     2,882,163(1)
Reserved for future grant or issuance upon exercise of
  outstanding options under 1998 Nonstatutory Option
  Plan...................................................      50,537        50,537
Reserved for future grant or issuance upon exercise of
  outstanding options under Directors Stock Option
  Plan...................................................     150,000       150,000
Reserved for future issuance under the proposed 1998
  Stock Purchase Plan (see Proposal No. 4)...............          --       300,000
Reserved for issuance pursuant to the Company's proposed
  public offering of Common Stock........................          --     2,760,000(2)
                                                           ----------    ----------
          Total Outstanding and Encumbered Shares........  14,651,484    19,461,484
                                                           ----------    ----------


---------------

(1) Includes 1,750,000 shares subject to Proposal No. 3.



(2) Includes 360,000 shares subject to the underwriters' option to purchase shares to cover over-allotments.



     The Board also considered the potential desirability of issuing a stock dividend or effecting a stock split. Were the Board to have desired to effect a two-for-one split in the Company's Common Stock as of March 31, 1998, a minimum of 38,922,968 authorized shares would have been required (giving pro forma effect to the increased reserves under the Company's equity compensation plans submitted in Proposals Nos. 3 and 4 and the Company's proposed public offering). In addition, the Board considered that stock dividends and stock splits facilitate absolute increases in the employee equity compensation pools which, in turn, enable broader employee participation in the Company's equity compensation programs while simultaneously reducing on a percentage basis the potential dilutive effect of a given level of aggregate grants to existing shareholders. The Board also believes that it is desirable for the Company to maintain a reserve of between 20% and 35% of the Company's equity securities for pursuit of strategic opportunities.


     If the proposed amendment is adopted, an additional 32,000,000 shares of Common Stock will be available for issuance by the Board without further stockholder approval at such times, for such purposes and for such consideration as the Board may determine to be appropriate, although certain issuances may require stockholder approval in accordance with the requirements of the Nasdaq Stock Market or the Delaware General Corporation Law. The holders of Common Stock have no preemptive rights to purchase any stock of the Company, and additional shares might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present common stockholders.

     The flexibility of the Board of Directors to issue additional shares of stock could enhance the Board's ability to negotiate on behalf of the stockholders in a takeover situation. Although not the purpose of the proposed amendment, the authorized but unissued shares of Common Stock (as well as the authorized but unissued shares of Preferred Stock) also could be used by the Board to discourage, delay or complicate a change in control of the Company. For example, such shares could be privately placed with purchasers who might align themselves with the board in opposing a hostile takeover bid. The issuance of additional shares might serve to dilute the stock ownership position of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock. The Company has previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt, including provisions in the 1996 Stock Option Plan providing for the acceleration of exercisability of outstanding options in the event of a sale of assets or merger if such options are not assumed or substituted by the successor corporation, provisions in the Certificate authorizing the Board to issue up to 2,000,000 shares of Preferred Stock with terms, provisions and rights fixed by the Board, provisions in the Company's Bylaws providing for the Board of Directors to be classified into three classes serving staggered three year terms and a provision in the Certificate eliminating the right of the Company's stockholders to take action by written consent. The Board of Directors is not aware of any pending or proposed effort to acquire control of the Company.

VOTE REQUIRED

     The approval of the amendment to the Certificate requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. An abstention or non-vote is not an affirmative vote and, accordingly, will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENT TO COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE AN ADDITIONAL 32,000,000 SHARES OF COMMON STOCK.

                                 PROPOSAL NO. 3
                            APPROVAL OF AMENDMENT OF
                             1996 STOCK OPTION PLAN


     The Board of Directors adopted the Company's 1996 Stock Option Plan (the "Option Plan") on January 12, 1996. As of March 31, 1998, only 6,025 shares remained available for future option grants under the Option Plan, which amount the Board of Directors believes to be insufficient to satisfy the Company's anticipated equity incentive objectives. In January 1998, the Board of Directors approved, subject to stockholder approval, the reservation of an additional 1,750,000 shares for issuance under the Option Plan.


     The Internal Revenue Code of 1986, as amended (the "Code") limits the amount of compensation paid to a corporation's chief executive officer and four other most highly compensated officers that the corporation may deduct as an expense for federal income tax purposes. To enable the Company to continue to deduct in full all amounts of ordinary income recognized by its executive officers in connection with options granted under the Option Plan, the Board of Directors has amended the Option Plan, subject to stockholder approval, to limit to 750,000 the maximum number of shares for which options may be granted to any employee in any fiscal year (the "Grant Limit"). However, the Company's stock option grants typically do not approach this limit.


     Provided that the stockholders approve the amendment to the Certificate pursuant to Proposal No. 2, the stockholders are being asked to approve an increase in the maximum aggregate number of shares that may be issued under the Option Plan from 1,250,000 to 3,000,000 and to establish the Grant Limit. The Board of Directors believes that approval of these amendments is in the best interests of the Company and its stockholders because the availability of an adequate stock option program is an important factor in attracting, motivating and retaining qualified officers, employees and consultants essential to the success of the Company and in aligning their long-term interests with those of the stockholders.


DESCRIPTION OF THE OPTION PLAN

     The following summary of the Option Plan, as amended, is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.


     General. The Option Plan provides for the grant of incentive stock options within the meaning of section 422 of the Code and nonstatutory stock options. As of March 31, 1998, options to purchase 117,837 shares of Common Stock granted pursuant to the Option Plan had been exercised, options to purchase an aggregate of 1,126,138 shares were outstanding, and 6,025 shares of Common Stock remained available for future grants under the Option Plan.


     Shares Subject to Plan. The Board has amended the Option Plan, subject to stockholder approval, to increase by 1,750,000 the maximum number of authorized but unissued or reacquired shares of the Company's Common Stock issuable thereunder to an aggregate of 3,000,000. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Option Plan, to the Grant Limit and to outstanding options. To the extent any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant.

     Administration. The Option Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). With respect to the participation of individuals whose transactions in the Company's equity securities are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements, if any, of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the terms of exercisability of each option and the vesting of the shares acquired, including the effect thereon of an optionee's termination of service, the exercise price and type of consideration to be paid to the Company upon exercise of an option, the duration of each option, and all other terms and conditions of the options. The Option Plan permits the Board to delegate to proper officers of the Company the authority to grant options to persons who are not officers or directors of the Company within guidelines established from time to time by the Board. The Option Plan authorizes the Board to amend, modify, extend or renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof. Subject to certain limitations, the Option Plan provides for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Option Plan. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

     Eligibility. All employees (including directors who are employees) and consultants of the Company or of any present or future parent or subsidiary corporations of the Company are eligible to participate in the Option Plan. In addition, options may be granted to prospective employees and consultants in connection with written offers of employment or engagement. However, any such options may not become exercisable prior to such individual's commencement of service. Nonemployee directors are not eligible to receive grants under the Option Plan. As of March 31, 1998, the Company had 782 employees, including 5 executive officers, and 3 directors who were also employees. Any person eligible under the Option Plan may be granted a nonstatutory option. However, only employees may be granted incentive stock options.

     Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The exercise price per share must equal at least the fair market value of a share of the Company's Common Stock on the date of grant of an incentive stock option and at least 85% of the fair market value of a share of the Common Stock on the date of grant of a nonstatutory stock option. The exercise price of any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant. On March 31, 1998, the closing price of a share of the Company's Common Stock was $53 1/8, as reported on the Nasdaq Stock Market.

     Generally, the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board or by any combination of these. The Board may restrict the forms of payment permitted in connection with any option grant.

     Options granted under the Option Plan will become exercisable and vested at such times and subject to such conditions as specified by the Board. Shares subject to options generally vest and become exercisable in installments subject to the optionee's continued employment or service. The maximum term of incentive stock options granted under the Option Plan is ten years, except that an incentive stock option granted to a Ten Percent Stockholder may not have a term longer than five years. Consistent with the Code, the Option Plan does not limit the term of nonstatutory stock options granted under the Option Plan.

     Stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

     Transfer of Control. The Option Plan provides that in the event of (i) a sale or exchange by the stockholders of more than 50% of the Company's voting stock, (ii) a merger or consolidation to which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company, wherein the stockholders of the Company immediately before any such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), the Board may arrange with the surviving, continuing, purchasing or successor corporation or parent corporation thereof (the "Acquiring Corporation") to assume or substitute substantially equivalent new options for the options outstanding under the Option Plan. In the event that the Acquiring Corporation elects not to assume or replace outstanding options under the Option Plan, any unexercisable or unvested portion of such options will become fully exercisable and vested prior to the Transfer of Control. To the extent that the options outstanding under the Option Plan are not assumed, replaced, or exercised prior to such event, they will terminate.

     Termination or Amendment. The Option Plan currently provides that, unless sooner terminated, no incentive stock options may be granted under the Option Plan after January 11, 2006. However, if the stockholders approve the proposed increase in the number of shares issuable under the Option Plan, such term shall be extended until May 21, 2008. The Board may terminate or amend the Option Plan at any time, but, without stockholder approval, the Board may not amend the Option Plan to increase the total number of shares of Common Stock reserved for issuance thereunder, change the class of persons eligible to receive incentive stock options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment or termination of the Plan may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law or regulation.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a mid-term or long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be mid-term or long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

     The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be mid-term or long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

     The Board of Directors believes that approval of the increase in the number of shares issuable under the Option Plan and the establishment of the Grant Limit is in the best interests of the Company and the stockholders and for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF AN INCREASE BY 1,750,000 IN THE MAXIMUM AGGREGATE NUMBER OF SHARES ISSUABLE UNDER THE OPTION PLAN AND THE ESTABLISHMENT OF THE GRANT LIMIT.

                                 PROPOSAL NO. 4
                            APPROVAL OF ADOPTION OF
                       1998 EMPLOYEE STOCK PURCHASE PLAN


     The Company previously maintained the JDA Software Group, Inc. 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan"), pursuant to which eligible employees could purchase shares of the Company's Common Stock at a discount through payroll deductions. As of February 28, 1998, only 353 shares remained available for issuance under the 1996 Purchase Plan and as a result, the 1996 Purchase Plan was terminated by the Board of Directors. The 1996 Purchase Plan was implemented through offerings of approximately 24 months in duration, but prior to expiration of the offering period scheduled to expire on February 28, 1998, the Board of Directors determined that the number of shares available for issuance under the 1996 Purchase Plan would not be sufficient to cover anticipated share requirements for the offerings which were then in progress. Because of a recent interpretation of generally accepted accounting principles applicable to certain employee stock purchase plans, the Board was concerned that the Company could be required to recognize compensation expense if the share reserve of the 1996 Purchase Plan was increased and such additional shares were issued pursuant to offerings which began prior to the date on which the stockholders approved the share reserve increase. However, adoption of a new employee stock purchase plan under which offerings would not begin until after the date that the stockholders approve the plan will not cause the recognition of a compensation expense under current generally accepted accounting principles.


     Accordingly, in January 1998, the Board of Directors adopted the JDA Software Group, Inc. 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan"), subject to stockholder approval, to become effective on August 3, 1998 (the "Effective Date"). The 1998 Purchase Plan will be implemented through six month offerings in order to minimize any future impact of the change in the accounting rules described above, and to make the plan easier to administer. A total of 300,000 shares of Common Stock will be reserved for issuance under the 1998 Purchase Plan.


     Provided that the stockholders approve the amendment to the Certificate pursuant to Proposal No. 2 the Board of Directors believes that adopting the 1998 Purchase Plan will benefit the Company, since providing employees of the Company with an opportunity to purchase shares of Common Stock pursuant to the 1998 Purchase Plan should prove helpful in attracting, retaining, and motivating valued employees.


DESCRIPTION OF THE 1998 PURCHASE PLAN

     The following summary of the 1998 Purchase Plan is qualified in its entirety by the specific language of the 1998 Purchase Plan, a copy of which is available to any stockholder upon request.

     General. The 1998 Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the 1998 Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on the last day of each Offering unless the participant has withdrawn from participation in the 1998 Purchase Plan prior to such date.

     Shares Subject to Plan. A maximum of 300,000 of the Company's authorized but unissued or reacquired shares of Common Stock may be issued under the 1998 Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the 1998 Purchase Plan.

     Administration. The 1998 Purchase Plan is administered by the Board. Subject to the provisions of the 1998 Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the 1998 Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the 1998 Purchase

Plan or any Purchase Rights. The 1998 Purchase Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorney's fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the plan.

     Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Board for inclusion in the 1998 Purchase Plan is eligible to participate in an Offering under the 1998 Purchase Plan so long as the employee is customarily employed for at least 20 hours per week and 5 months per calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the 1998 Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the 1998 Purchase Plan. As of March 31, 1998 the Company had 782 employees that would be eligible to participate in the 1998 Purchase Plan.

     Offerings. Generally, each Offering of Common Stock under the 1998 Purchase Plan is for a period of six months (an "Offering Period"). Offering Periods under the 1998 Purchase Plan are sequential, with a new Offering Period beginning every six months. Offering Periods will generally commence on the first days of February and August of each year and end on the last days of the following July and January respectively. The first Offering Period will commence on the Effective Date and will end on the last day of January 1999. Shares are purchased on the last day of each Offering Period (the "Purchase Date"). The Board may establish a different term for one or more Offerings or different commencement or ending dates for an Offering.

     Participation and Purchase of Shares. Participation in the 1998 Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the start of an Offering Period. Payroll deductions may not exceed 10% (or such other rate as the Board determines) of an employee's compensation for any pay period during the Offering Period. Once an employee becomes a participant in the 1998 Purchase Plan, that employee will automatically participate in each successive Offering Period until such time as that employee withdraws from the 1998 Purchase Plan, becomes ineligible to participate in the 1998 Purchase Plan, or terminates employment.

     Subject to certain limitations, each participant in an Offering has a Purchase Right equal to the lesser of (i) that number of whole shares determined by dividing $12,500 by the fair market value of a share of Common Stock on the first day of the Offering Period or (ii) 1,250 shares, provided that these dollar and share amounts will be prorated for any Offering Period that is other than 6 months in duration. No participant may purchase under the 1998 Purchase Plan shares of the Company's Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased).

     At the end of each Purchase Period, the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during that Offering Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price per share at which shares are sold at the end of an Offering Period generally equals 85% of the lesser of the fair market value per share of the Company's Common Stock on the first day of the Offering Period or the Purchase Date. On March 31, 1998, the closing price of a share of the Company's Common Stock was $53 1/8, as reported on the Nasdaq Stock Market. Any payroll deductions under the 1998 Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Offering Period.

     A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

     Change in Control.  The 1998 Purchase Plan provides that, in the event of
(i) a sale or exchange by the stockholders of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the

Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of at least 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Change in Control"), the acquiring or successor corporation may assume the Company's rights and obligations under the 1998 Purchase Plan or substitute substantially equivalent Purchase Rights for such corporation's stock. If the acquiring or successor corporation elects not to assume or substitute for the outstanding Purchase Rights, the Board may adjust the last day of the Offering Period to a date on or before the date of the Change in Control. Any Purchase Rights that are not assumed, substituted for, or exercised prior to the Change in Control will terminate.

     Termination or Amendment. The 1998 Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the 1998 Purchase Plan, except that the approval of the Company's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the 1998 Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the 1998 Purchase Plan.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE 1998 PURCHASE PLAN

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1998 Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     A participant recognizes no taxable income either as a result of commencing to participate in the 1998 Purchase Plan or purchasing shares of the Company's Common Stock under the terms of the 1998 Purchase Plan.

     If a participant disposes of shares purchased under the 1998 Purchase Plan within two years from the first day of the applicable Offering Period or within one year from the purchase date (a "disqualifying disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be mid-term or long-term if the participant's holding period is more than twelve months.

     If the participant disposes of shares purchased under the 1998 Purchase Plan at least two years after the first day of the applicable Offering Period and at least one year after the purchase date, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable Offering Period. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a mid-term or long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a mid-term or long-term capital loss.

     If the participant still owns the shares at the time of death, the lesser of (i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the Offering Period in which the shares were purchased will constitute ordinary income in the year of death.

     The Company should be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed to the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

     The Board of Directors believes that the adoption of the 1998 Purchase Plan is in the best interests of the Company and its stockholders for the reasons stated above. THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO ADOPT THE 1998 PURCHASE PLAN WITH AN INITIAL SHARE RESERVE OF 300,000 SHARES.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1998 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's current directors and executive officers, and (iii) all executive officers and directors as a group. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder. Unless otherwise noted each person's address is c/o JDA Software Group, Inc., 11811 North Tatum Boulevard, Phoenix, Arizona 85028.



                                                                 SHARES
                                                              BENEFICIALLY    PERCENTAGE
            NAME AND ADDRESS OF BENEFICIAL OWNER                OWNED(1)       OF CLASS
            ------------------------------------              ------------    ----------
James D. Armstrong..........................................   1,050,286          7.9%
Frederick M. Pakis..........................................     830,800          6.2%
Kurt R. Jaggers(2)..........................................      31,294             *
William C. Keiper...........................................          --             *
Brent W. Lippman(3).........................................      13,970             *
Kristen L. Magnuson.........................................           0             *
Kenneth J. Demarchais(4)....................................       9,372             *
J. Timothy Davis(5).........................................       1,513             *
Hamish Brewer(6)............................................       2,456             *
  All directors and Named Executives Officers as a group (9
     persons)(7)............................................   1,939,691         14.5%
Pilgrim Baxter & Associates, Ltd.(8)........................   1,382,707         10.4%
Provident Investment Counsel, Inc.(9).......................   1,111,030          8.3%
Warburg Pincus Asset Management, Inc.(10)...................     877,003          6.6%
Oppenheimer Funds, Inc.(11).................................     817,000          6.1%


---------------
  *  Represents less than 1% of the outstanding Common Stock.

 (1) The information regarding security ownership of the Company's Common Stock is as of March 31, 1998, except for the security ownership information regarding Provident Investment Counsel, Inc. ("Provident"), which is derived from a Schedule 13G filed by Provident with the Commission on February 2, 1998; Pilgrim Baxter & Associates, Ltd., ("Pilgrim"), which is derived from a Schedule 13G filed by Pilgrim with the Commission on April 9, 1998; Warburg Pincus Asset Management, Inc. ("Warburg"), which is derived from a Schedule 13G filed by Warburg with the Commission on January 12, 1998; and Oppenheimer Funds, Inc. ("Oppenheimer"), which is derived from a Schedule 13G filed by Oppenheimer with the Commission on February 9, 1998. The percentage of class calculations are based on the number of shares of JDA Software Group, Inc. Common Stock outstanding on March 31, 1998 (13,318,781 shares) plus, where appropriate, those shares subject to unexercised options which were exercisable on March 31, 1998, or within sixty days thereafter.


 (2) Includes 30,000 shares subject to unexercised options.



 (3) Includes 11,500 shares subject to unexercised options.



 (4) Includes 5,447 shares subject to unexercised options.



 (5) Includes 1,513 shares subject to unexercised options.



 (6) Includes 1,527 shares subject to unexercised options.



 (7) Includes an aggregate of 49,987 shares subject to unexercised options.



 (8) Pilgrim Baxter & Associates, Ltd. is a Pennsylvania-based investment advisor. The address of Pilgrim is 825 Duportail Road, Wayne, Pennsylvania 19087.



 (9) Provident Investment Counsel, Inc. is a Massachusetts-based investment advisor. The address of Provident is 300 North Lake Avenue, Pasadena, California 91101-4022



(10) Warburg Pincus Asset Management, Inc. is a New York-based investment advisor. The address of Warburg is 466 Lexington Avenue, New York, New York 10017.



(11) Oppenheimer Funds, Inc. is a New York-based investment advisor. The address of Oppenheimer is Two World Trade Center, Suite 3400, New York, New York 10048-0203.

                       EXECUTIVE OFFICERS OF THE COMPANY



     The executive officers of the Company, and their ages as of March 31, 1998, are as follows:



                   NAME                     AGE                       POSITION(S)
                   ----                     ---                       -----------
James D. Armstrong........................  47     Co-Chairman of the Board
Frederick M. Pakis........................  44     Co-Chairman of the Board
Brent W. Lippman..........................  41     Chief Executive Officer and Director
Kristen L. Magnuson.......................  41     Senior Vice President and Chief Financial Officer
Kenneth J. Desmarchais....................  39     Senior Vice President of Research and Development
J. Timothy Davis..........................  47     Senior Vice President of Worldwide Consulting
                                                   Services
Hamish Brewer.............................  36     Senior Vice President of International



     For a description of the business background of Messrs. Armstrong, Pakis and Lippman, see "Proposal No. 1 -- Election of Director."



     KRISTEN L. MAGNUSON has served as the Company's Senior Vice President and Chief Financial Officer since joining the Company in September 1997. Prior to joining the Company, Ms. Magnuson served as Vice President of Finance and Planning for Michaels Stores, Inc., a $1.4 billion publicly-held arts and craft retailer from 1990 to 1997, as Senior Vice President and Controller of MeraBank FSB, an $8 billion financial institution, from 1987 to 1990, and various positions in the audit department of Ernst & Young from 1978 to 1987. Ms. Magnuson is a Certified Public Accountant and received a Bachelor of Business Administration Degree in Accounting from the University of Washington.



     KENNETH J. DESMARCHAIS has served as the Company's Senior Vice President of Research and Development since June 1997. Mr. Desmarchais previously served as the Company's Vice President of Technology from 1995 to 1997, as Director of Technology from 1992 to 1995, as Manager of New Product Development from 1990 to 1992 and as a Project Manager from 1988 to 1990. Prior to joining the Company, Mr. Desmarchais served as a Project Manager with JDA Canada from 1986 to 1987, and as an Advisory Systems Engineer with IBM Canada from 1980 to 1985. Mr. Desmarchais received a Bachelor of Science Degree in Computer Science from Ryerson Polytechnic Institute in Toronto, Ontario.



     J. TIMOTHY DAVIS has served as the Company's Senior Vice President of Worldwide Consulting Services since October 1997. Mr. Davis previously served as the Company's Vice President of North American Consulting Services from 1996 to 1997. Prior to joining the Company, Mr. Davis served as Vice President and Senior Manager with Price Waterhouse's Management Horizons Division from 1991 to 1995, as a Managing Associate with Coopers & Lybrand from 1983 and 1990, and as Director of Financial Systems Planning and Analysis for Zale Corporation, a publicly-held retail jewelry corporation, from 1980 to 1982. Mr. Davis received a Bachelor of Science Degree in Business and Public Administration from the University of Texas.



     HAMISH BREWER was promoted to Senior Vice President of International in January 1998. Mr. Brewer previously served as Director of the Company's European, Middle East and African operations from 1996 to 1997, and as a Marketing Representative from 1994 to 1996. Prior to joining the Company, Mr. Brewer served as a Retail Marketing Specialist with IBM from 1986 to 1994, and in various operational positions with a privately-held retail sales organization located in England. Mr. Brewer received a Bachelor of Science and a Bachelor of Commerce Degree from the University of Birmingham in England.


                             EXECUTIVE COMPENSATION


     The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company during the fiscal years ended December 31, 1997, 1996 and 1995, for those persons who served as (i) chief executive officer during 1997; (ii) the four most highly compensated executive officers as of December 31, 1997 other than the Chief Executive Officer; and (iii) two former executive officers that would have been among the most highly compensated executive officers had they been serving in an executive capacity at December 31, 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                             ANNUAL                              COMPENSATION
                                          COMPENSATION                        ------------------
                                        -----------------                         SECURITIES
                                        SALARY     BONUS     OTHER ANNUAL     UNDERLYING OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     ($)       ($)     COMPENSATION(1)         (#)(2)         COMPENSATION($)
---------------------------      ----   -------   -------   ---------------   ------------------   ---------------
Brent W. Lippman(3)............  1997   212,500   150,000            0             280,000              1,730
  Chief Executive Officer        1996   150,000   100,000            0              20,000              1,673
                                 1995   125,000   200,000            0             235,000              1,451
Kristen L. Magnuson(4).........  1997    47,228    16,667            0              30,000              1,059
  Senior Vice President and      1996        --        --           --                  --                 --
  Chief Financial Officer        1995        --        --           --                  --                 --
Kenneth J. Demarchais(5).......  1997   125,000    75,000            0              12,500              1,404
  Senior Vice President of       1996   125,000    75,000            0              15,000              1,407
  Research and Development       1995   125,000    84,750            0             165,000              1,433
J. Timothy Davis(6)............  1997   170,000    60,000            0              10,000              2,084
  Senior Vice President of       1996    49,423    30,000        6,855              15,000                665
  Worldwide Consulting Services  1995        --        --           --                  --                 --
Hamish Brewer(7)...............  1997   154,537   457,593            0              20,000              7,145
  Senior Vice President of       1996    79,033   249,806            0                   0                  0
  International                  1995    55,184   114,313            0              15,000                  0
James D. Armstrong(8)..........  1997   175,000    50,000            0              30,000              3,260
  Co-Chairman of the Board and   1996   175,000   100,000            0                   0             11,180
  Former Chief Executive         1995   360,000   100,000            0                   0              9,500
    Officer
Frederick M. Pakis(9)..........  1997   175,000    50,000            0              30,000              3,260
  Co-Chairman of the Board and   1996   175,000   100,000            0                   0              9,568
  Former President               1995   360,000   100,000            0                   0              8,570

---------------
(1) Unless otherwise noted, other annual compensation for the periods presented, including moving expenses and other perquisites, was less than 10% of the respective current or former executive officer's total annual salary and bonus.

(2) The amounts shown in this column represent outstanding stock options granted pursuant to the Company's 1995 or 1996 Stock Option Plan.

(3) Mr. Lippman was promoted to Chief Executive Officer in October 1997 at an annualized salary of $250,000. The amounts shown for all other compensation include contributions under the Company's 401(k) plan in 1997, 1996 and 1995 of $1,140, $1,140 and $1,109, respectively, and group term life insurance premiums of $590, $533 and $342, respectively.

(4) Ms. Magnuson joined the Company as Senior Vice President and Chief Financial Officer in September 1997 at an annualized salary of $175,000. The amount shown for all other compensation includes contributions under the Company's 401(k) plan of $875 and group term life insurance premiums of $184.

(5) Mr. Demarchais was promoted to Senior Vice President of Research and Development in June 1997 at an annualized salary of $125,000. The amounts shown for all other compensation include contributions under the Company's 401(k) plan in 1997, 1996 and 1995 of $1,140, $1,140 and $1,109, respectively, and group term life insurance premiums of $264, $267 and $324, respectively.

(6) Mr. Davis was promoted to Senior Vice President of Worldwide Consulting Services in October 1997 at an annualized salary of $200,000. The amount shown for other annual compensation represents relocation allowances and certain other reimbursements paid to Mr. Davis in 1996 in connection with his relocation to Phoenix, Arizona. The amounts shown for all other compensation include contributions under the Company's 401(k) plan in 1997 and 1996 of $1,105 and $375, respectively, and group term life insurance premiums of $979 and $290, respectively.

(7) Mr. Brewer was promoted to Senior Vice President of International in January 1998 at an annualized salary of $170,675. The amounts shown for all other compensation include automobile expenses paid by the company.

(8) Mr. Armstrong co-founded the Company in 1985 and served as a director and its Chief Executive Officer until October 1997. Mr. Armstrong currently serves as Co-Chairman of the Board with Mr. Pakis. The amounts shown for all other compensation include contributions under the Company's 401(k) plan in 1997, 1996 and 1995 of $1,140, $1,140 and $1,109, respectively, and group term life and other insurance premiums of $2,120, $10,040 and $8,391, respectively.

(9) Mr. Pakis co-founded the Company in 1985 and served as a director and its President until October 1997. Mr. Pakis currently serves as Co-Chairman of the Board with Mr. Armstrong. The amounts shown for all other compensation include contributions under the Company's 401(k) plan in 1997, 1996 and 1995 of $1,140, $1,140 and $1,109, respectively, and group term life and other insurance premiums of $2,120, $8,428 and $7,461, respectively.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS


     JDA Software, Inc., an Arizona Corporation and a subsidiary of the Company, entered into employment agreements with Mr. Armstrong and Mr. Pakis on March 30, 1995. Under the terms of the agreements, they will each receive a base salary and a bonus determined by the Board of Directors or its Compensation Committee. The agreements have initial terms of two years and renew automatically for periods not less than one year.



     The Company has entered into indemnification agreements with each of its directors and the Named Executive Officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Executive officers, directors and greater than 10% shareholders are required Exchange Act regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon the Company's review of the forms that have been furnished, or the written representations from certain reporting persons that no Form 5, the Company believes that all Section 16(a) filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with during the fiscal year ended December 31, 1997, except that Messrs. Demarchais and Pakis each inadvertently filed a late Form 4 relating to a share gift.

CERTAIN TRANSACTIONS

     The Company renewed a lease effective January 1, 1998, with the Pakis-Armstrong Venture, an Arizona General Partnership, the general partners of which are Messrs. Armstrong and Pakis. The lease covers approximately 5,400 square feet of office space in Scottsdale, Arizona that the Company used primarily as a training facility. The lease calls for $67,500 in annual base rent and the Company is required to pay all real property taxes, insurance and ordinary maintenance on the premises and to name the Pakis-Armstrong Venture as an additional insured on its general liability insurance policy. The lease will terminate on December 31, 1999, unless otherwise extended by the parties. The Company understands that all amounts to be paid by the Company to the Pakis-Armstrong Venture for the lease described in this paragraph will be evenly distributed to Messrs. Armstrong and Pakis. The Company believes that the terms of the lease agreement with the Pakis-Armstrong Venture are at least as favorable as those that would have been obtained for a similar lease of a comparable property from unaffiliated third parties.


     The Company provided various consulting services to West Marine, Inc. ("West Marine") during the fiscal year ended December 31, 1997 in connection with the implementation of the Company's WinDSS product. These services were billed at the Company's standard billing rates and totaled approximately $1,500,000. Crawford L. Cole, the President and Chief Executive Officer of West Marine served as a Director of the Company until his resignation on April 22, 1998. West Marine purchased a license for the Company's WinDSS product in 1996 at a fee of approximately $400,000.

COMPENSATION OF DIRECTORS

     Board members of the Company do not receive compensation for attending Board meetings. Under the Directors Plan, directors who are not employees of the Company receive yearly grants of options to purchase 12,500 shares of Common Stock upon joining the Board of Directors, and annual grants of options to purchase 4,000 shares thereafter. The Company does not pay additional amounts for committee participation or special assignments of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     During the fiscal year ended December 31, 1997, the Company's outside directors, Messrs. Jaggers and Cole served as the Compensation Committee. Mr. Keiper replaced Mr. Cole on the Compensation Committee effective April 22, 1998. There are no Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and board members who serve as executive officers of such entities.


                       OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth information concerning the grants of stock options pursuant to the Company's 1996 Stock Option Plan during the fiscal year ended December 31, 1997 to the Named Executive Officers identified in the Summary Compensation Table. No SARs were granted during 1997.


                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                        ANNUAL RATES OF STOCK
                                                                                        PRICE APPRECIATION FOR
                                        INDIVIDUAL GRANTS IN 1997(1)                        OPTION TERM(2)
                        -------------------------------------------------------------   ----------------------
                            NUMBER OF         PERCENT OF
                            SECURITIES       TOTAL OPTIONS    EXERCISE
                            UNDERLYING        GRANTED TO      PRICE PER    EXPIRATION
         NAME           OPTIONS GRANTED(#)     EMPLOYEES     SHARE($/SH)      DATE        5%($)       10%($)
         ----           ------------------   -------------   -----------   ----------   ---------   ----------
Brent W. Lippman......        30,000              4.1%         21.875      1/28/2007      412,712    1,045,893
                             250,000             33.9%          31.00      7/10/2007    4,975,739   12,513,613
Kristen L. Magnuson...        30,000              4.1%         30.875      9/11/2007      582,514    1,476,204
Kenneth J.
  Demarchais..........         7,500              1.0%         21.875      1/28/2007      103,178      261,473
                               5,000               .7%         35.125      7/24/2007      129,148      305,233
J. Timothy Davis......        10,000              1.4%         21.875      1/28/2007      137,571      348,631
Hamish Brewer.........        20,000              2.7%         21.875      1/28/2007      275,141      697,262
James D. Armstrong....        30,000              4.1%          32.00      11/3/2007      603,739    1,529,993
Frederick M. Pakis....        30,000              4.1%          32.00      11/3/2007      603,739    1,529,993

---------------
(1) Incentive and nonstatutory stock options are granted under the Company's 1996 Stock Option Plan at prices not less than the fair market value of the common stock at the date of grant. The options generally become exercisable over a four-year period, commencing at the date of grant, and expire in ten years.

(2) The 5% and 10% assumed compounded annual rates of stock price appreciation are in accordance with the potential gains and are net of exercise price, but before taxes associated with exercise rules of the Securities and Exchange Commission. These amounts and assumed rates of appreciation do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on future performance of the common stock and overall market conditions as well as the options holder's continued employment with the Company throughout the vesting period. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level.

                 AGGREGATE OPTION EXERCISES DURING FISCAL 1997
                           AND YEAR END OPTION VALUES


     The following table sets forth information concerning option exercises during the year ended December 31, 1997, and unexercised options held as of December 31, 1997, by the Named Executive Officers identified in the Summary Compensation Table.


                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                               SHARES                       OPTIONS AT 12/31/97(#)            12/31/97($)(1)
                              ACQUIRED         VALUE      ---------------------------   ---------------------------
          NAME             ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             --------------   -----------   -----------   -------------   -----------   -------------
Brent W. Lippman.........     110,570        3,132,191      11,500         311,500        342,125       2,067,075
Kristen L. Magnuson......           0                0           0          30,000              0         123,750
Kenneth J. Demarchais....      72,000        2,153,376      17,500          32,500        533,750         502,462
J. Timothy Davis.........       3,750           46,672           0          21,250              0         311,250
Hamish Brewer............           0                0       3,750          23,750        115,313         377,812
James D. Armstrong.......           0                0           0          30,000              0          90,000
Frederick M. Pakis.......           0                0           0          30,000              0          90,000

---------------
(1) Options are considered to be "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the options on the specified date. The amounts shown in these columns are based upon the difference between the closing price of the common stock on December 31, 1997 ($35.00), and the exercise price of the options.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The following Report of the Compensation Committee shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent the Company specifically incorporates it by reference into such filing.


     During 1997, the Compensation Committee was composed of Mr. Jaggers and Mr. Cole, the Company's two non-employee directors. Mr. Keiper replaced Mr. Cole on the Compensation Committee effective April 22, 1998. The Compensation Committee's primary function is to review and recommend salary levels of, to approve bonus plans for, and to approve stock option grants to executive officers, and to set the compensation of the Chief Executive Officer and the President.


COMPENSATION PHILOSOPHY

     The Compensation Committee strives to align executive compensation with the value achieved by the executive team for the Company's stockholders. Toward that goal, the Company's compensation program emphasizes both short- and long-term incentives designed to attract, motivate, and retain highly qualified executives who will effectively manage the Company and maximize stockholder value. The Company uses salary, executive officer bonuses and stock options to motivate executive officers to achieve the Company's business objectives and to align the incentives of officers with the long-term interests of stockholders. The Compensation Committee reviews and evaluates each executive officer's base and variable compensation annually relative to corporate performance and comparative market information.

     In setting total compensation, the Compensation Committee considers individual and Company performance, as well as market information in the form of published survey data provided to the Compensation Committee by the Company's human resources staff. The market data consists primarily of base salary and total cash compensation rates, as well as incentive bonus and stock programs, of companies considered by the Compensation Committee to be comparable technology companies or actual or potential competitors for qualified personnel. The Compensation Committee's policy is to generally target levels of cash and equity compensation paid to its executive officers to be competitive with compensation paid by such comparable companies.

     In preparing the performance graph for this Proxy Statement, the Company has selected the Nasdaq Computer and Data Processing Index, and the Nasdaq Stock Market-U.S. Index as its peer groups. The companies that the Company included in its stratified salary surveys are not necessarily those included in the indices, as such companies may not be competitive with the Company for executive talent.


     The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the Chief Executive Officer or any of the four other most highly compensated executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the Named Executive Officers is well below the $1 million threshold and the Company believes that any options granted under the Option Plan currently meet the requirement of being performance-based in accordance with the regulations under
Section 162(m), the Compensation Committee believes that Section 162(m) will not reduce the tax deductions available to the Company for executive compensation in 1997. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.


FORMS OF COMPENSATION

     Salary. The Company strives to offer executive officers salaries that are competitive with comparable companies in the technology sector generally and in the vertical market enterprise software and general software industries. During 1997, Brent W. Lippman, Chief Executive Officer of the Company, following consultation with the Compensation Committee, approved executive salaries at the beginning of the year or at the time executives joined the Company.

     In November 1996 the Committee reviewed compensation data from 16 publicly traded enterprise system software companies and, based upon such review and a comparison with the Company's 1996 salary structure for executives, the Committee determined to make no change to the existing arrangements for 1996 and 1997. The Committee expects that annual salary adjustments will take into account achievements of individual executive officers during the prior year towards key Company-wide objectives set annually by the Committee, as well as the executive officers' performance of their individual responsibilities.

     Incentive Compensation. Cash incentive compensation is provided through participation in the Company's executive bonus plan. For 1997 the Board established distributions to executive officers under the executive bonus plan following completion of the Company's fiscal year, based generally on the Company's profitability targets. During 1997 the Company exceeded its profitability targets, including an increase of over 48% in earnings per share in 1997 compared to 1996. Accordingly, bonuses for 1997 to executive officers were 100% of individual bonus targets.

     Stock Options. The Compensation Committee believes that equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders, and therefore grants stock options under the Company's 1996 Stock Option Plan at the commencement of an executive officer's employment and, depending on that officer's performance and the propriety, in the Committee's judgment, of additional awards to retain key employees, periodically thereafter. Stock options are granted at the prevailing market price, generally vest over a period of four years and will only have value if the Company's stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interests of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock price performance.

     Other Compensation Plans. The Company has adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate. The incremental cost to the Company of benefits provided to executive officers under these life and health insurance plans and retirement plans is less than 10% of the base salaries for executive officers for 1996. Benefits under the broad-based plans are not directly or indirectly tied to Company performance.

     Most Company employees were, subject to certain limitations, eligible to participate in the Company's 1996 Employee Stock Purchase Plan, which allowed all eligible Company employees (including executive officers, but excluding those who beneficially own more than 5% of the outstanding Common Stock) to purchase shares of the Company's Common Stock through payroll deductions at a purchase price of the lower of 85% of the fair market value of the share on the first day or the last day of the applicable offering period of the Plan. The Committee believes the 1996 Stock Purchase Plan encouraged broad-based equity ownership throughout the Company's employee base, and thereby encourages alignment of employee incentive with stockholder interests.

     As of February 28, 1997 only 353 shares remained available for issuance under the 1996 Employee Stock Purchase Plan which, accordingly, was terminated by the Board of Directors. The Board of Directors is recommending adoption of a 1998 Employee Stock Purchase Plan (see Proposal No. 4), which is designed to fulfill the objectives formerly served by the 1996 Employee Stock Purchase Plan.

CHIEF EXECUTIVE OFFICER

     James D. Armstrong served as the Company's Chief Executive Officer ("CEO") until October 1997, at which time Mr. Armstrong resigned and Brent W. Lippman was promoted to that position. While serving as CEO, Mr. Armstrong's compensation was based upon the analysis performed by the Compensation Committee in November 1996, as described above. Mr. Lippman's salary as CEO, as well as the grant of options to purchase 250,000 shares of the Company's Common Stock received by Mr. Lippman in July 1997, were established based generally upon the same criteria outlined above for the other executive officers of the Company, and based upon specific comparisons with vertical market enterprise software companies and other software companies, including Premenos Corporation, Marcam Solutions, Inc., Hyperion Software Corporation, Sterling Commerce, Inc., and Computron Software, Inc.. The Committee also considered Mr. Lippman's critical role to the consistent performance of the Company since its initial public offering ("IPO") in March 1996, including operational results meeting or exceeding analysts' expectations in each fiscal quarter subsequent to the IPO, and Mr. Lippman's increased responsibilities and leadership role within the Company.

                                          1997 COMPENSATION COMMITTEE

                                          Crawford L. Cole
                                          Kurt R. Jaggers

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the cumulative total return on the Company's common stock with the NASDAQ Stock Market index (U.S. companies) and the cumulative total return of the NASDAQ Computer and Data Processing Stocks Index for the period from March 15, 1996, the date of the Company's initial public offering, to December 31, 1997. The comparison assumes that $100 was invested on March 15, 1996 in the Company's common stock and in each of the comparison indices, and assumes reinvestment of dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                            JDA SOFTWARE GROUP, INC.

                                                             NASDAQ           NASDAQ STOCK
                                       JDA SOFTWARE       COMPUTER AND         MARKET (US
        MEASUREMENT PERIOD             GROUP, INC.       DATA PROCESSING       COMPANIES)
      (FISCAL YEAR COVERED)              (JDA)            STOCKS (CDPS)         (NASDAQ)
3/15/96                                     100                 100                 100
6/28/96                                   163.4               110.6               108.4
12/31/96                                  225.7               117.3               117.8
6/30/97                                   270.3               139.7               131.8
12/31/97                                  277.2               144.1               144.5

                                 PROPOSAL NO. 5
              RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The principal independent public accounting firm utilized by the Company during the fiscal year ended December 31, 1997 was Deloitte & Touche LLP. The Board of Directors has selected Deloitte & Touche LLP as its independent public accountants for fiscal 1998. A representative of Deloitte & Touche LLP will attend the Annual Meeting for the purpose of responding to appropriate questions and will be afforded an opportunity to make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals may be submitted for inclusion in the Company's 1999 proxy material after the 1998 Annual Meeting but no later than 5:00 p.m., Phoenix, Arizona time on December 15, 1998. Proposals must be writing and sent via registered, certified, or express mail to: Secretary, JDA Software Group, Inc., 11811 North Tatum Boulevard, Suite 2000, Phoenix, Arizona 85028. Facsimile or other forms of electronic submissions will not be accepted.

                         TRANSACTION OF OTHER BUSINESS

     The Board of Directors does not know of or intend to present any matters at the 1998 Annual Meeting other than those described herein and does not presently know of any matters that will be presented by other parties. If however, any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

                                          By Order of the Board of Directors

                                          /s/ Kristen L. Magnuson

                                          Kristen L. Magnuson
                                          Secretary


April 27, 1998

PROXY

                            JDA SOFTWARE GROUP, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Brent W. Lippman and Kristen L. Magnuson, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in JDA Software Group, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Scottsdale Plaza Resort, Scottsdale, Arizona on Thursday, June 11, 1998 at 10:00 a.m., Phoenix, Arizona time and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 THROUGH 5.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE-

                                                            Please mark
                                                            votes as in  [X]
                                                            this sample

A vote FOR the following proposals is recommended by the Board of Directors:

1. ELECTION OF DIRECTOR       FOR       WITHHELD
                              [ ]         [ ]
   Nominee: Kurt R. Jaggers

2. Approval of amendment to Restated Certificate of Incorporation increasing authorized shares.

                          FOR     AGAINST     ABSTAIN
                           [ ]       [ ]         [ ]

3. Approval of increase in common shares authorized for issuance under the 1996 Stock Option Plan.

                          FOR     AGAINST     ABSTAIN
                           [ ]       [ ]         [ ]

4. Approval of adoption of 1998 Employee Stock Purchase Plan.

                          FOR     AGAINST     ABSTAIN
                           [ ]       [ ]         [ ]

5. Ratify appointment of independent public accountants.

                          FOR     AGAINST     ABSTAIN
                           [ ]       [ ]         [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.     [ ]



          Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

          Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or
__        otherwise, both or all of such persons should sign the above Proxy. If
  | shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their title. Please date the Proxy.

Signature(s) ___________________________________________________ Date __________

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE